EXHIBIT 16.1

Baker Tilly US, LLP
101 Washington Street, East
P.O. Box 2629
Charleston, WV 25329
United States of America

T: +1 (304) 346 0441
F: +1 (304) 346 8333
bakertilly.com

November 1, 2021

To the Board of Directors

Energy Services of America Corporation

75 West 3rd Avenue

Huntington, WV 25701 Gentleman:

Effective November 1, 2021, Arnett Carbis Toothman, LLP (“Arnett Carbis Toothman”), an independent registered public accounting firm has been combined with Baker Tilly US, LLP (“Baker Tilly”) in a transaction pursuant to which Arnett Carbis Toothman combined its operations with Baker Tilly and certain of the professional personnel and partners of Arnett Carbis Toothman joined Baker Tilly either as employees or partners of Baker Tilly. Consequent to this combining transaction, we inform you that Arnett Carbis Toothman, LLP, has resigned as the independent registered public accounting firm for Energy Services of America Corporation.

Sincerely,

Baker Tilly US, LLP

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. ©2020 Baker Tilly US, LLP